Rock of Ages FOR IMMEDIATE RELEASE	Company Contacts: Laura Plude, CFO (802) 476‑2208 www.rockofages.com	Kurt Swenson Chairman (603) 225-8397

Rock of Ages Reports Third Quarter Results

BARRE, VERMONT, November 10, 2009 . . . Rock of Ages Corporation (NASDAQ:ROAC) today announced net income for the third quarter of 2009 of $1.5 million, or $0.21 per diluted share, on revenue of $12.9 million.  This compares to net income for the third quarter of 2008 of $3.1 million, or $0.41 per diluted share, on revenue of $16.6 million.

"The decrease in revenue and net income for the third quarter primarily reflected lower recovery rates in both our Bethel quarry, our most important export quarry, and our Barre quarry, our most important quarry for U.S. sales.  As a result, the cost of saleable granite increased and we had less granite to sell.  The good news is that recovery rates have improved in these quarries, and demand for our granites remains strong both domestically and internationally.  Assuming no unusual weather-related disruptions between now and Thanksgiving, we expect quarry revenue and operating income to improve in the fourth quarter relative to the third quarter, which should also drive an increase in net income for the fourth quarter relative to the third," said Chief Executive Officer Donald Labonte.

Manufacturing revenue and operating income for the third quarter of 2009 compared to the third quarter of 2008 were affected by lower mausoleum sales and continued weakness in precision products sales.

Unallocated corporate overhead decreased 20% to $660,000 for the third quarter of 2009 versus $822,000 for the third quarter of 2008. "We remain confident that unallocated corporate overhead for 2009 will be about 15% below last year," Labonte said.

Nine Month Results

For the nine months ended September 30, 2009, net income was $193,000, or $0.03 per diluted share, on revenue of $33.2 million.  This compares to income from continuing operations for the first nine months of 2008 of $623,000, or $0.08 per diluted share, on revenue of $39.3 million.  Net income for the first nine months of 2008 was $481,000, or $0.06 per share, which included a loss from discontinued operations of $142,000, or $0.02 per share.  There were no discontinued operations in 2009.

Balance Sheet Highlights

Total debt at October 3, 2009 was $16.7 million, 31% below total debt of $24.2 million at September 27, 2008, and 23% below the $21.8 million reported at December 31, 2008.  "Based on forecasted cash flow, we plan to reduce debt to approximately $14 million by the end of 2009," Labonte said.

Stockholders' equity at October 3, 2009 was $25,986,000, or $3.50 per share.  This compares to stockholders' equity at December 31, 2008 of $20,431,000, or $2.75 per share.

About Rock of Ages

Rock of Ages (www.rockofages.com) is the largest integrated granite quarrier and manufacturer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the challenge of successfully implementing our strategic plan intended to enhance our overall profitability; unanticipated overhead or other expenses; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.   Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

ROCK OF AGES CORPORATION
Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	Oct. 3,	Sep. 27,	Oct. 3,	Sep. 27,
	2009	2008	2009	2008

Net revenue
Quarry	$ 5,914	$ 8,537	$ 15,949	$ 18,766
Manufacturing	6,967	8,056	17,293	20,543
Total net revenue	12,881	16,593	33,242	39,309

Gross profit
Quarry	1,911	3,411	3,433	4,076
Manufacturing	2,022	2,523	4,556	5,498
Total gross profit	3,933	5,934	7,989	9,574

Selling, general and administrative expenses
Quarry	503	523	1,633	1,747
Manufacturing	938	1,026	2,964	3,059
Total SG&A expenses	1,441	1,549	4,597	4,806

Divisional operating income
Quarry	1,408	2,888	1,800	2,329
Manufacturing	1,084	1,497	1,592	2,439
Total divisional operating income	2,492	4,385	3,392	4,768

Unallocated corporate overhead	660	822	2,393	2,998
Effect of pension curtailment	--	--	95	--
Other income, net	(76)	(56)	(219)	(179)
Income from continuing
operations before interest and income taxes	1,908	3,619	1,123	1,949

Interest expense, net	334	337	871	1,046

Income from continuing operations before income taxes	1,574	3,282	252	903

Income tax expense	40	223	59	280

Income from continuing operations	1,534	3,059	193	623

Loss from discontinued operations	--	--	--	(142)

Net income	$ 1,534	$ 3,059	$ 193	$ 481

Net income (loss) per share - basic and diluted:
Income from continuing operations	$ 0.21	$ 0.41	$ 0.03	$ 0.08
Loss from discontinued operations	--	--	--	(0.02)
Net income (loss) per share - basic and diluted	$ 0.21	$ 0.41	$ 0.03	$ 0.06

Weighted average common shares
outstanding - basic and diluted	7,416	7,416	7,416	7,416

ROCK OF AGES CORPORATION
Consolidated Balance Sheets
( in thousands, except per share amounts) (Unaudited)

	Oct. 3,	Dec. 31,
Assets	2009	2008

Current assets:
Cash and cash equivalents	$ 842	$ 888
Trade receivables, net	9,215	13,314
Inventories	15,597	16,840
Other current assets	1,417	1,561
Assets held for sale	759	477

Total current assets	27,830	33,080

Property, plant and equipment, net	30,701	29,998
Cash surrender value of life insurance	132	132
Intangibles, net	503	571
Goodwill	387	387
Long term investments	129	25
Other	481	249

Total assets	$ 60,163	$ 64,442

Liabilities and Stockholders' Equity

Current liabilities:
Borrowings under line of credit	$ 2,565	$ 7,428
Current maturities of long-term debt	800	517
Salary continuation and other post-employment benefits	690	567
Trade payables	1,214	1,334
Accrued expenses	1,721	2,226
Customer deposits	801	454
Total current liabilities
	7,791	12,526

Long-term debt, excluding current installments	13,372	13,904
Salary continuation liability, net of current portion	5,151	5,382
Accrued pension cost	4,705	9,026
Deferred salary liability	1,504	1,523
Other post-employment benefits, net of current portion	1,623	1,623
Deferred tax liability	31	27

.......Total liabilities	34,177	44,011

Stockholders' equity:
Preferred stock 0.01 par value. Authorized
2,500,000 shares; issued and outstanding no shares	--	--
Common stock Class A, $0.01 par value. Authorized 30,000,000 shares;
4,812,342 issued and outstanding at October 3, 2009 and December 31, 2008	48	48
Common stock Class B, $0.01 par value. Authorized 15,000,000 shares;
2,603,721 issued and outstanding at October 3, 2009 and December 31, 2008	26	26
Additional paid-in capital	65,735	65,688
Accumulated deficit	(35,355)	(35,548)
Accumulated other comprehensive loss	(4,468)	(9,783)

Total stockholders' equity	25,986	20,431

Total liabilities and stockholders' equity	$ 60,163	$ 64,442